Exhibit 3.1

AMENDMENT NO. 6 TO

FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP OF

AMERICAN MIDSTREAM PARTNERS, LP

This Amendment No. 6 (this “Amendment”) to the Fifth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (the “Partnership”), dated as of September 7, 2017, as amended by Amendment No. 1 to the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 1, 2016, as amended by Amendment No. 2 to the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 31, 2016, as amended by Amendment No. 3 to the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 8, 2017, as amended by Amendment No. 4 to the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 25, 2017, as amended by Amendment No. 5 to the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated July 14, 2017 (as so amended, the “Partnership Agreement”), is hereby adopted effective as of August 31, 2017 by American Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership, pursuant to the authority granted to it in Section 13.1 of the Partnership Agreement. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, Section 13.1(g) of the Partnership Agreement provides, in part, that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement in connection with the creation, authorization or issuance of any class or series of Partnership Interests and options, rights, warrants, appreciation rights, tracking and phantom interests or other economic interests in the Partnership relating to Partnership Interests;

WHEREAS, Section 13.3(c) of the Partnership Agreement provides that, if the General Partner determines an amendment adversely affects one or more classes of Partnership Interest, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes;

WHEREAS, the Board of Directors of the General Partner has determined that the standards specified in Section 13.1(g) and Section 13.3(c) are satisfied with respect to the amendments to the Partnership Agreement to be made by this Amendment upon approval of Record Holders of a majority of Outstanding Series D Units;

WHEREAS, the Partnership and Magnolia Infrastructure Holdings, LLC (“MIH”) have entered into that certain Second Amendment to the Securities Purchase Agreement dated the date hereof and effective as of August 31, 2017 (the “SPA Amendment”);

WHEREAS, MIH is the sole record holder of the Outstanding Series D Units and, pursuant to the SPA Amendment, has approved this Amendment; and

WHEREAS, the General Partner deems it in the best interests of the Partnership to effect this Amendment in order to effect amendments to the Partnership Agreement necessary to reflect the terms of the SPA Amendment.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

A.	Amendment. The Partnership Agreement is hereby amended as follows:

a.	Section 1.1 is hereby amended to amend and restate the following definitions in their entirety:

“Series D Unit Purchase Agreement” means the Securities Purchase Agreement dated as of October 31, 2016, by and between the Partnership and MIH, as amended by the First Amendment to the Securities Purchase Agreement dated as of July 14, 2017 and the Second Amendment to the Securities Purchase Agreement dated as of September 7, 2017.

“Series D Warrant Start Date” means October 2, 2017.

B.	Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain unchanged and unmodified and in full force and effect.

C.	Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws that would apply the laws of any other state.

D.	Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

E.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be any original, but such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above and effective as of August 31, 2017.

American Midstream Partners, LP

By:	American Midstream GP, LLC,
its General Partner

By:	/s/ Eric T. Kalamaras
Name:	Eric T. Kalamaras
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Amendment No. 6 to Limited Partnership Agreement.]